As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-230923

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QTS Realty Trust, Inc.

(QTS Realty Trust, LLC as successor by merger to QTS Realty Trust, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Maryland	46-2809094
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12851 Foster Street, Overland Park, KS 66213

(913) 814-9988

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matt Thomson

General Counsel

QTS Realty Trust, LLC

12851 Foster Street, Overland Park, KS 66213

(913) 312-5503

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Stadler

Anthony F. Vernace

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-230923) (the “Registration Statement”) of QTS Realty Trust, Inc., a Maryland corporation (the “Company”), which was filed with the Securities and Exchange Commission on April 17, 2019.

On August 31, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 7, 2021, among the Company, Volt Upper Holdings LLC, a Delaware limited liability company, Volt Lower Holdings LLC, a Delaware limited liability company (“Merger Sub I”), Volt Acquisition LP, a Delaware limited partnership, and QualityTech, LP, a Delaware limited partnership, the Company merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company in the merger (the “Merger”), under the name “QTS Realty Trust, LLC”.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub I, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on August 31, 2021.

QTS Realty Trust, LLC
(as successor by merger to QTS Realty Trust, Inc.)

By:	/s/ Matt N. Thomson
Matt N. Thomson
General Counsel, Vice President and Secretary